EX-99.23.j.i

                         CONSENT OF INDEPENDENT AUDITORS

         As independent public accountants, we hereby consent to the use of our report dated October 19, 2000 for the Westcott Technology Fund (formerly, the Westcott Nothing But Net Fund) and to all references to our firm included in or made a part of this Post-Effective Amendment No. 57 to AmeriPrime Fund's Registration Statement on Form N-1A (file No. 33-96826), including the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the heading "Accountants" in the Statements of Additional Information of the Westcott Technology Fund and the Westcott Fixed Income Fund.



         /s/
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McCurdy & Associates CPA's, Inc.

Cleveland, Ohio
October 17, 2001